Exhibit 99.1

NUTRISYSTEM, INC. ANNOUNCES RECORD SECOND QUARTER

2005 REVENUE GROWTH

Second Quarter 2005 Revenues Up 346% Year Over Year;

Full Year 2005 Revenues Now Expected to be in the Range of $150-$155 Million

Horsham, PA -- July 27, 2005--NutriSystem, Inc. (NASDAQ: NTRI), a leading provider of weight management and fitness products and services, today announced results for the second quarter ended June 30, 2005, including:

  An increase of 346% in revenues to $40,943,000 in the second quarter 2005 compared to $9,179,000 in revenues in the second quarter of 2004;
  Revenues in the first six months of 2005 increased 249% to $78,371,000, compared to $22,462,000 in the first six months of 2004;
  Strong growth in operating income of 470% to $7,142,000 in the second quarter of 2005 compared to $1,254,000 in the second quarter of 2004;
  Operating income in the first six months of 2005 grew 402% to $12,521,000 compared to $2,493,000 in the same period in 2004;
  An increase in net income to $4,321,000 ($0.12 per diluted share) in the second quarter 2005 as compared to net income of $758,000 ($0.02 per diluted share) generated in the second quarter of 2004; and
  Cash and cash equivalents of $37,693,000 at June 30, 2005, boosted by the completion of a secondary offering which generated $25 million for the Company.

"Second quarter revenues were exceptional as we grew through the seasonal drop-off that normally occurs in the weight loss industry after the first quarter," said Michael J. Hagan, Chairman and Chief Executive Officer. "The quarter started strong and ended stronger. In our Direct channel, June was the strongest month for revenues in the first half of 2005. We believe the effectiveness of customer referrals and the success of our aggressive, multi-channel marketing programs are driving the increasing popularity of the NutriSystem weight loss program."

Direct channel revenues reached $35,763,000 in the second quarter of 2005, a 366% increase over the same period in 2004. The Company added approximately 58,000 Direct channel new customers, a 511% increase from approximately 9,500 new customers in the second quarter 2004.

"We continue to deliver record operating and financial results to our shareholders," said James D. Brown, Executive Vice President and Chief Financial Officer. "The first half of 2005 is a testament to our ability to drive top line growth while maintaining a tight control on expenses. Gross margin increased to 49.1% in the second quarter of 2005 from 43.3% in the second quarter of 2004, primarily due to pricing power in our Direct channel. Operating income as a percent of net revenues increased to 17.4% in the second quarter of 2005 up from 13.7% in the second quarter of 2004, as the sharp increase in revenues enabled us to better leverage our general and administrative spending. As a percentage of revenues, marketing spending was in line with the first quarter of the year, and we are very pleased with the customer acquisition cost."

Third Quarter 2005 and Full Year Outlook

For the third quarter of 2005, the Company estimates that revenues will be $41 to $43 million, and operating income will be $5.1 to $5.5 million. Using the low end of the ranges, this represents expected growth in the third quarter of 2005 of approximately 435% in revenues, compared to the third quarter 2004, during which the Company generated less than $0.2 million in operating income. Further, the Company expects to add at least 65,000 Direct channel new customers in the third quarter of 2005, which represents an expected increase of approximately 570% as compared to the third quarter of the prior year.

For the full year 2005, the Company believes revenues will be $150 to $155 million, an increase of at least 295% over 2004, and operating income will be at least 13% of revenues and at least $21 million, compared to operating income of $1.5 million in 2004.

"We're obviously pleased at this stage with our growth in revenue and earnings for 2005," Hagan concluded, "but our focus has always been on restoring this brand and this company as the premier weight management company in the country. We believe we're on track."

Conference Call and Webcast

Management will host a conference call and simultaneous webcast to discuss second quarter 2005 financial results today at 5:00 PM Eastern time. The conference call will include remarks about the quarter and the Company's outlook from members of the NutriSystem senior management team including Chairman and Chief Executive Officer Michael Hagan, President and Chief Operating Officer George Jankovic, and Executive Vice President and Chief Financial Officer James D. Brown. Interested parties may participate in the conference call by dialing 800-510-0146 (international: 617-614-3449) 5-10 minutes prior to the initiation of the call. The passcode is NutriSystem. A replay of the conference call will be available through August 10, 2005 by dialing 888-286-8010 (international: 617-801-6888) and entering access code 46259771. A webcast of the conference call will also be available for 90 days under the investor information section of the NutriSystem website, www.nutrisystem.com.

About NutriSystem, Inc.

Founded in 1972, NutriSystem (NASDAQ: NTRI) is a leading provider of weight management and fitness products and services. The Company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding NutriSystem's outlook and guidance for the third quarter of 2005 and the full year 2005, its expectations regarding its ability to continue its growth while maintaining costs, statements about momentum in its business and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
James D. Brown EVP and Chief Financial Officer NutriSystem, Inc. Tel: 215-706-5302 Email: jbrown@nutrisystem.com	Brandi Piacente Investor Relations The Piacente Group, Inc. Tel: 212-481-2050 Email: brandi@thepiacentegroup.com

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004

REVENUES	$ 40,943	$ 9,179	$ 78,371	$ 22,462

COSTS AND EXPENSES:
Cost of revenues	20,850	5,201	41,324	12,760
Marketing	8,834	1,020	16,902	3,691
General and administrative	3,942	1,637	7,277	3,387
Depreciation and amortization	175	67	347	131
Total costs and expenses	33,801	7,925	65,850	19,969
Operating income	7,142	1,254	12,521	2,493
INTEREST INCOME, net	58	9	60	12
Income before income taxes	7,200	1,263	12,581	2,505
INCOME TAXES	2,879	505	5,032	1,002
Net income	$ 4,321	$ 758	$ 7,549	$ 1,503

BASIC INCOME PER SHARE	$ 0.14	$ 0.03	$ 0.24	$ 0.05
DILUTED INCOME PER SHARE	$ 0.12	$ 0.02	$ 0.22	$ 0.05

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	31,845	29,076	31,121	28,859
Diluted	34,789	31,875	34,071	31,985

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands except share data)
	June 30,	December 31,
	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$37,693	$ 4,201
Trade receivables	3,785	1,028
Inventories	9,777	3,679
Deferred income taxes	421	421
Other current assets	1,837	1,149
Total current assets	53,513	10,478

FIXED ASSETS, net	1,722	1,197
INTANGIBLE ASSETS, net	1,475	1,615
GOODWILL	465	465
DEFERRED INCOME TAXES	1,148	3,938
OTHER ASSETS	140	132
	$58,463	$ 17,825
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of notes payable	$ 167	$ 136
Accounts payable	7,091	4,359
Accrued payroll and related benefits	1,681	368
Deferred revenue	333	311
Other current liabilities	--	204
Total current liabilities	9,272	5,378
NOTE PAYABLE	416	272
Total liabilities	9,688	5,650

STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value (5,000,000 shares authorized, no shares outstanding)	--	--
Common stock, $.001 par value (100,000,000 shares authorized; shares issued and outstanding-- 34,085,330 at June 30, 2005 and 30,132,860 at December 31, 2004)	34	30
Additional paid-in capital	62,425	33,378
Accumulated deficit	(13,684)	(21,233) (23,427064)25(25(25,475)
Total stockholders' equity	48,775	12,175
	$ 58,463	$ 17,825